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Santa Ana, California
January 8, 1997

BULLET SPORTS INTERNATIONAL, INC. (NASDAQ Small Cap: PARR) reported today that its continuing efforts to obtain outside financing for its golf equipment business, previously disclosed by the Company as critical to its business, had not been successful, and that the Board of Directors of its wholly-owned and principal operating subsidiary. Bullet-Cougar Golf Corporation (Bullet-Cougar), in a special meeting held January 8, 1997, had authorized management of Bullet-Cougar to seek relief by filing a voluntary petition for reorganization of Bullet-Cougar's affairs under Chapter 11 of the National Bankruptcy Act. The filing is expected to occur within a matter of days.

Bullet Sports International, Inc is headquartered in Santa Ana, California. The Company's principal operating subsidiary, Bullet-Cougar Golf Corporation is a full-line manufacturer and distributor of golf equipment and accessories, which include clubs, bags and golf balls.